Exhibit B-190


                                                                        Form 245
Mallesons Stephen Jazues (LB 33)
Attn:  Fiona McKenna
LVL 27
525 Collins St.
Melbourne VIC 3000



Certificate of Registration
On Change of Name

Corporations Law Sub-section 171 (12)

This is to certify that

AUSTRALIAN TRANSMISSION CORPORATION PTY LTD

Australian Company Number 079 798 173

did on the thirtieth day of October 1997 change its name to

GPU POWERNET PTY LTD

Australian Company Number 079 798 173

The company is a proprietary company.

The company is limited by shares.

The company is registered under the Corporations Law of Victoria and the date of commencement of registration Is the first day of October, 1997.





                           Given under the seal of the
                       Australian Securities Commission On
                      this thirtieth day of October, 1997.